UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 26, 2013
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico 87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On August 26, 2013, EMCORE Corporation (the “Company”) and Wells Fargo Bank National Association (“Wells Fargo”) entered into a Fifth Amendment (the “Amendment”) to the Credit and Security Agreement, dated November 11, 2010, between Wells Fargo and the Company (the “Credit Agreement”).

The Amendment amends the Credit Agreement by adding certain real estate as collateral in the borrowing base calculation, pursuant to which Wells Fargo agrees, subject to the terms and conditions of the Amendment and the Credit Agreement, to provide $7.5 million in secured financing to the Company.

The Amendment also eliminates reductions that would have lowered the portion of the borrowing base that relates to eligible progress billing accounts. The borrowing availability for these accounts is the lesser of (1) 60% of these accounts or (2) $5 million. As a result of the Amendment, this portion of the borrowing base will not be subject to the previously schedule reductions.

The Amendment also revises certain of the Company's financial covenants under the Credit Agreement, including the Company's minimum tangible net worth, and the Company's maximum required EBITDA.

The foregoing description does not purport to be complete and is quailed in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 to this report and incorporated herein by reference. Except as expressly amended by the Amendment, the Credit Agreement remains in full force and effect.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Amendment No. 5 to that Credit and Security Agreement, dated August 26, 2013, to the Credit and Security Agreement dated November 11, 2010 between Wells Fargo and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: August 30, 2013	By: /s/ Mark Weinswig Name: Mark Weinswig Title: Chief Financial Officer